Exhibit 99.1

Expanding Its Strategic Relationship with Wisconsin Alumni Research Foundation (WARF), Cellectar Biosciences Executes New License Agreement

Madison, Wisc. (March 8, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces it has entered into a licensing agreement with the Wisconsin Alumni Research Foundation (WARF) for intellectual property rights covering the method of use (MOU) for the company’s lead PDC compound, CLR 131, in multiple myeloma.

“We are extremely pleased to further strengthen our relationship with Cellectar,” said Carrie Thome, WARF director of investments.  “WARF’s ability to use the many assets that exist in our portfolio to help advance an important new technology towards ultimate commercialization is a wonderful example of the power of the unique WARF model that combines world class technology transfer and investment management capabilities.”

WARF has been, and continues to be, an investor in Cellectar and has been a joint owner, with Cellectar, of the MOU patent filing for CLR 131 for the treatment of multiple myeloma. While the company has always maintained the rights to develop and commercialize CLR 131 for multiple myeloma, the execution of this licensing agreement provides the company with exclusive rights to the development and commercialization of the compound in multiple myeloma. As a result of this agreement, the company has now consolidated its control of the multiple myeloma indication, while continuing to maintain complete control for all other therapeutic uses of CLR 131.

“WARF is one of Cellectar’s largest shareholders and remains a formidable partner. We believe this expansion of our relationship further solidifies our mutual commitment,” said Jim Caruso, president and CEO of Cellectar. “Acquiring the remaining rights to the use of CLR 131 in multiple myeloma now provides us with complete control over the product’s development and commercialization in all therapeutic areas.”

About CLR 131
CLR 131 is an investigational compound under development for a range of hematologic malignancies. It is currently being evaluated as a single-dose treatment in a Phase I clinical trial in patients with relapsed or refractory multiple myeloma. In the first quarter of 2017, the company plans to initiate a Phase II clinical study to advance its multiple myeloma program, assess efficacy in a range of B-cell malignancies, and explore the clinical benefits of a second dose. Based upon preclinical and interim Phase I study data, treatment with CLR 131 provides a novel approach to treating hematological diseases and may provide patients with therapeutic benefits, including overall survival, an improvement in progression-free survival (PFS), surrogate efficacy marker response rate, and overall quality of life. CLR 131 utilizes the company’s patented PDC tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131, directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About Phospholipid Drug Conjugates (PDCs)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Multiple Myeloma
Multiple myeloma is the second most common blood or hematologic cancer. It affects a specific type of blood cells known as plasma cells. Plasma cells are white blood cells that produce antibodies to help fight infections. While treatable for a time, multiple myeloma is incurable and almost all patients will relapse or the cancer will become resistant/refractory to current therapies.

The National Institute of Health’s SEER database reports the annual prevalence and incidence in the United States to be approximately 90,000 and 30,000, respectively.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

About WARF
The Wisconsin Alumni Research Foundation (WARF) helps steward the cycle of research, discovery, commercialization and investment for the University of Wisconsin-Madison. Founded in 1925 as an independent, nonprofit foundation, WARF manages more than 1,700 licensing agreements and an investment portfolio of $2.6 billion as it funds university research, obtains patents for campus discoveries and licenses inventions to industry. For more information, visit warf.org.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com